AMENDMENT TO EMPLOYMENT AGREEMENT
     This is an amendment, dated March 31, 2009 (the “Amendment”), to the Employment Agreement, dated December 28, 2007 and effective April 1, 2009 (the “Successive Agreement”), between SAGA COMMUNICATIONS, INC. (the “Corporation”) and EDWARD K. CHRISTIAN (“Christian”).
     WHEREAS, the Corporation and Christian desire to amend (a) Section 5 of the Successive Agreement to allow the elective deferral by Christian of annual salary to be paid by the Corporation to Christian in accordance with the Successive Agreement and (b) Section 7 of the Successive Agreement to make express reference to the Corporation’s Chief Executive Officer Annual Incentive Plan for determination of Christian’s bonus.
     NOW THEREFORE, IN CONSIDERATION of the premises and covenants of the Successive Agreement, it is hereby agreed as follows:
     Section 5 of the Successive Agreement is amended to add the following at the end of such section:
“Upon written election by Christian delivered to the Corporation, Christian may defer any or all of the annual salary payable to Christian pursuant to this Section 5 during the Term. For deferral of annual salary payable in calendar year 2009, Christian shall provide written election of such deferral to the Corporation no later than March 31, 2009. For deferral of annual salary payable in any calendar year after 2009, Christian shall provide written election of such deferral no later than December 31st of the prior calendar year. Any election of deferral shall state the amount of such deferral and the date or dates upon which such deferred compensation shall be paid.”
     The first sentence of Section 7 of the Successive Agreement is amended in its entirety as follows:
“In addition to the salary specified in paragraph 5 and the annual increases specified in paragraph 6, Christian shall be eligible for (a) stock options in such amounts as shall be approved by the Compensation Committee of the Corporation from time to time, and (b) bonuses in such amounts as shall be determined pursuant to the terms of the Chief Executive Officer Annual Incentive Plan of Saga Communications, Inc., originally effective as of January 1, 2000 and as amended effective as of January 1, 2005, or as otherwise determined by the Compensation Committee of the Corporation in its discretion based on the performance of the Corporation and the accomplishment of objectives mutually established by the Compensation Committee and Christian.”

     Except as expressly amended hereby, the Successive Agreement is hereby ratified and confirmed to be in full force and effect in accordance with its terms.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first set forth.

SAGA COMMUNICATIONS, INC.
By:	/s/ Gary Stevens
Gary Stevens
Chair, Compensation Committee

/s/ Edward K. Christian
Edward K. Christian

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